Exhibit 5.1

[Goodwin Procter LLP Letterhead]

March 11, 2014

Medical Properties Trust, Inc.

1000 Urban Center Drive, Suite 501

Birmingham, AL 35242

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-186812) (as amended or supplemented, the “Registration Statement”) filed on February 22, 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Medical Properties Trust, Inc., a Maryland corporation (the “Company”) of securities of the types specified therein. The Registration Statement was automatically effective upon filing on February 22, 2013. Reference is made to our opinion letter dated February 22, 2013 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on March 7, 2013 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 9,545,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) covered by the Registration Statement, which include up to 8,945,000 shares of Common Stock (the “Company Shares”) to be newly issued and sold by the Company and up to 600,000 shares of Common Stock (the “Selling Stockholder Shares,” and together with the Company Shares, the “Shares”) to be sold by the selling stockholder named in the Prospectus Supplement (the “Selling Stockholder”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Medical Properties Trust, Inc.

March 11, 2014

Based on the foregoing, we are of the opinion that the (i) the Company Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the underwriting agreement referred to in the Prospectus Supplement, will be validly issued, fully paid and nonassessable and (ii) the Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP